Tortoise Capital Resources Corp. Announces Dividend Increase and Portfolio Ratings

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – Feb. 11, 2008 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO), today declared the company’s first quarter 2008 dividend of $0.25 per share compared to $0.23 in the previous quarter. The dividend will be distributed on March 3, 2008 to stockholders of record on Feb. 21, 2008.

For tax purposes, the character of the dividend will be determined at year-end and will be reported to stockholders at the beginning of 2009 on their Form 1099.  Based on current financial information, this dividend is estimated to consist of 100 percent return of capital for book purposes. This is subject to change based upon completion of the company's fiscal year.

Portfolio Ratings

The company closely monitors portfolio performance and rates each investment’s risk profile on a scale of one to three. As of Nov. 30, 2007, all Tortoise Capital Resources’ portfolio companies achieved a rating of one, meaning portfolio performance is at or above expectations with trends and risk factors that are generally favorable to neutral.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Jan. 31, 2008, the adviser had approximately $2.9 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.  Investors should consider the investment objective, risks, charges and expenses of the fund carefully before investing.  For this and other important information, investors should refer to the closed-end fund prospectus and read it carefully before investing.

Contact information
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com